Exhibit 3.18
FIRST AMENDMENT
TO
OPERATING AGREEMENT
OF
SPIRIT AEROSYSTEMS INVESTCO, LLC
     This First Amendment (“Amendment”) is made as of May 7, 2009 to the Operating Agreement of Spirit AeroSystems Investco, LLC, a Delaware limited liability company (the “Company”), dated as of October 31, 2007 (as amended, the “Operating Agreement”), between and among the Members party thereto. Terms used in this Amendment and not otherwise defined herein shall have the same meaning as given to them in the Operating Agreement.
     Section 1. References. References to “Sections,” “Articles,” “Exhibits” and “Annexes” are to sections, articles, exhibits and annexes to the Operating Agreement.
     Section 2. Amendments to Operating Agreement. The undersigned, being the sole Member of the Company (the “Sole Member”), desires to amend certain provisions of the Operating Agreement as follows, effective as of the date of this Amendment:
          (a) The title of the Operating Agreement is hereby amended and restated to read as follows: “OPERATING AGREEMENT OF SPIRIT AEROSYSTEMS INVESTCO, LLC”.
          (b) Section 1.1(F) of the Operating Agreement is hereby amended and restated in its entirety to read as follows:
     F. “Operating Managers” shall mean the Person or Persons selected by the Members to serve as Operating Manager or Operating Managers of the Company.
          (c) Section 1.1(J) of the Operating Agreement is hereby amended and restated in its entirety to read as follows:
     J. “Company” shall mean this limited liability company, to wit: Spirit AeroSystems Investco, LLC, a Delaware limited liability company.
          (d) Article V of the Operating Agreement is hereby amended and restated in its entirety to read as follows:
ARTICLE V.
Management
     SECTION 5.1. Management of the Company shall be vested in the Operating Managers of the Company. The number of Operating Managers shall be one (1) or such other number as may be fixed by the Members from time to time. No Member will take part in or interfere in any manner with the conduct or control of the business of the Company or have any right or authority to act for or bind the Company except as provided in this Agreement.

     SECTION 5.2. The Operating Managers shall hold office for the term for which elected and until a successor has been elected and qualified. A vacancy in the office of Operating Manager arising from any cause may be filled for the unexpired portion of the term by the Members.
     SECTION 5.3. Any Operating Manager may resign at any time by giving written notice to the Members. Any such resignation shall take effect at the time specified therein or, if the time is not specified therein, upon the receipt thereof, irrespective of whether any such resignations shall have been accepted. Any Operating Manger may be removed at any time, with or without cause, by the affirmative vote of a majority in interest of the Members.
     SECTION 5.4. The Company shall be managed by the Operating Managers and the conduct of the Company’s business shall be controlled and conducted solely and exclusively by the Operating Managers in accordance with this Agreement. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Agreement, the Operating Managers shall have and may exercise on behalf of the Company all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Company, and to maximize Company profits.
     SECTION 5.5. All meetings of the Operating Managers of the Company may be held either within or without the State of Delaware. The annual meeting of the Operating Managers shall be held, without further notice, immediately following the annual meeting of the Members, and at the same place, or at such other time and place as shall be fixed with the consent in writing of the Operating Managers.
     SECTION 5.6. Regular meetings of the Operating Managers may be held without notice at such time and place either within or without the State of Delaware as shall from time to time be determined by the Operating Managers. Special meetings of the Operating Managers may be called by any Operating Manager at any time.
     SECTION 5.7. Attendance of an Operating Manager at any meeting shall constitute a waiver of notice of such meeting, except where an Operating Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Operating Managers need be specified in the notice or waiver of notice of such meeting.
     SECTION 5.8. At all meetings of the Operating Managers, the presence of a majority of the Operating Managers shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. The act of a majority of the Operating Members present at a meeting at which a quorum is present shall be the act of the Operating Managers, except as otherwise provided by law, the Certificate of Formation, or this Agreement. If a quorum shall not be present at any meeting of the Operating Managers, the Operating Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
     SECTION 5.9. Notwithstanding any provision contained in this Article V, all actions of the Operating Managers provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone. Any such action with may be taken by the Operating Managers without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the Operating Managers constituting the minimum number of Operating Mangers that would be necessary to take such action at a meeting at which all Operating Managers entitled to vote on the action were present and voted.
     SECTION 5.10. The Operating Manager designated by the Members shall serve as Tax Matters Member as such term is defined in Code Section 6231 (a)(7).
     SECTION 5.11. Any person made or threatened to be made a party to an action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate, then, is, or was a manager, member, employee or agent of the Company, or then serves or has served on behalf of the Company in any capacity at the request of the Company, shall be indemnified by the Company against reasonable expenses, judgments, fines and amounts actually and necessarily incurred in connection with the defense of such action or proceeding or in connection with an appeal therein, to the fullest extent permissible by the Act. Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled.
          (e) Schedule B to the Operating Agreement is hereby deleted in its entirety and replaced with the phrase “Intentionally Reserved”.
     Section 3. Headings. The headings in this amendment are for reference purposes only, and shall not in any way affect the meaning or interpretation of this amendment.
     Section 4. Effect on Operating Agreement. Except to the extent expressly amended by this Amendment, the Operating Agreement remains in full force and effect. From and after the date hereof, all references to the Operating Agreement shall be deemed references to the Operating Agreement as amended hereby.
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Signature Page Follows.]

     IN WITNESS WHEREOF, the Sole Member has executed this Amendment to be effective as of the date first stated above.

SPIRIT AEROSYSTEMS INTERNATIONAL HOLDINGS, INC., as Sole Member
By:	/s/ Jonathan A. Greenberg
	Name:	Jonathan A. Greenberg
	Title:	Secretary